                                    Exhibit 4

                                 Specimen Policy

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                            (A Delaware Corporation)
                                51 Madison Avenue
                               New York, NY 10010

THE CORPORATION New York Life Insurance and Annuity Corporation will pay the benefits of this policy in accordance with its provisions. The pages which follow are also a part of this policy.

ANNUITY BENEFIT On the Annuity Commencement Date, the accumulation value will be applied to provide a monthly annuity, as stated in the Annuity Benefit section. Benefits provided by this policy, when based on the investment experience of the Separate Account, are variable and are not guaranteed as to amount.

PAYMENT OF PREMIUMS At any time before the Annuity Commencement Date, and while the Annuitant is living, premiums may be paid at any interval or by any method we make available. The amount and interval of scheduled premiums, as stated in the Application for this policy, are shown on the Policy Data page.

10 DAY RIGHT TO EXAMINE THE POLICY Please examine your policy. Within 10 days after delivery, you may return it to the Corporation or to the Registered Representative through whom it was purchased, with a written request for a full refund of premium. Upon receipt of this request, the policy will be void from the start, and a full premium refund will be made.

REPORT TO OWNER At least once each policy year New York Life Insurance and Annuity Corporation will provide a report in connection with this policy. The report will tell the owner how much accumulation value there is as of the end of the reporting period. It will also give the owner any other facts required by state law or regulations.

This policy is executed as of the date of issue shown on the Policy Data page.




                                                              /s/ Lee M. Gammill
                                                              ------------------
                                                                       President

                                                             /s/ George J. Trapp
                                                             -------------------
                                                                       Secretary

FLEXIBLE PREMIUM MULTI-FUNDED VARIABLE RETIREMENT ANNUITY

Monthly Annuity Payments Begin on the Annuity Commencement Date.
Premiums May be Paid During the Annuitant's Lifetime.
BENEFITS BASED ON THE PERFORMANCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.
Policy is Non-Participating.

993-190

Variable Contract
                                  POLICY DATA

ANNUITANT  --      MARY DOE                      AGE:  35 F
POLICY NUMBER --   57 000 000
POLICY DATE --     NOVEMBER 1, 1992
OWNER      --      THE ANNUITANT

ACCOUNT ALLOCATIONS AVAILABLE:
Capital Appreciation             Indexed Equity
Cash Management                  Total Return
Government                       Fixed

INITIAL PREMIUM PAYMENT: $2,500
Initial Premium Payment Date: November 1, 1992

SCHEDULED ADDITIONAL PREMIUMS:
Premium Amount:                  $30 - Monthly
Minimum Premium Payment For This Policy: $50.00
Annuity Commencement Date: November 1, 2042 (Premiums Cease)

SURRENDER CHARGE SCHEDULE:

         POLICY YEAR                   PERCENTAGE
              1                            7%
              2                            7%
              3                            7%
              4                            6%
              5                            5%
              6                            4%
              7                            3%
              8                            2%
              9                            1%
             10                            0%

MINIMUM BAIL OUT RATE: ____%

ADMINISTRATIVE FEE: The lesser of $30.00 or 2% of the accumulation value which may be deducted on the Policy Anniversary and on the date of surrender if the accumulation value is less than $10,000.

DATE OF ISSUE: November 5, 1992


                    NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
993-190                  51 MADISON AVENUE - NEW YORK, NY 10010

                                    CONTENTS



                    PROVISION         PAGE



                  POLICY DATA         2

                  DEFINITIONS         4

              ANNUITY BENEFIT         5

   PAYMENT OF POLICY PROCEEDS         5

ANNUITANT, OWNER, BENEFICIARY         6, 7

                     PAYMENTS         7, 8

           ACCUMULATION VALUE         8

           SURRENDER CHARGES,         8, 9
DISTRIBUTIONS AND WITHDRAWALS

             SEPARATE ACCOUNT         9, 10

                FIXED ACCOUNT         11

           GENERAL PROVISIONS         11, 12

                    RIDERS OR
                 ENDORSEMENTS         Attached to the Policy.11
                     (IF ANY)

                  APPLICATION         Attached to the Policy.


993-190

                                   DEFINITIONS

ACCUMULATION PERIOD: The period before the Annuity Commencement Date and during the lifetime of the Annuitant.

ANNUITANT: The person named in the Application and whose life span determines the annuity payments.

ANNUITY COMMENCEMENT DATE: The date on which the first annuity payment under this policy is to be made.

BENEFICIARY: The person or entity having the right to receive the death benefit set forth in this policy and who is the "designated beneficiary" for purposes of
Section 72(s) of the Internal Revenue Code in the event of the Owner's or Annuitant's death.

CORPORATION: New York Life Insurance and Annuity Corporation. In this policy, the words "we", "our", and "us" refer to New York Life Insurance and Annuity Corporation.

FIXED ACCOUNT: The accumulation value of the Fixed Account is supported by assets in the General Account of the Corporation, which are subject to the claims of its general creditors. Assets in the Fixed Account are not part of the Separate Accounts of New York Life Insurance and Annuity Corporation.

GUARANTEE PERIOD: A policy year or the remainder of the policy year with regard to amounts allocated to the Fixed Account during that policy year.

OWNER: The person or entity entitled to the ownership rights stated in the policy and in whose name the policy is issued. The owner is as specified in the Application, unless changed. In this policy, the words "you" and "your" refer to the Owner of this policy.

PAYEE: A recipient of payments under the policy.

POLICY ANNIVERSARY: An anniversary of the Policy Date displayed on the Policy Data page.

POLICY DATE: The date from which policy years, quarters, months, and anniversaries are measured. It is shown on the Policy Data page.

SEPARATE ACCOUNT: A separate account established by the Corporation into which assets are placed for the purchasers of this class of policy.

SURRENDER CHARGE: An amount assessed by the Corporation each time a policy is surrendered for its accumulation value or when a partial withdrawal of the accumulation value is made during the first nine (9) years of the policy.


993-190

                                 ANNUITY BENEFIT

WHEN WILL ANNUITY PAYMENTS BEGIN?
We will apply the accumulation value of the policy to the applicable annuity payment option and make annuity payments to you each month beginning on the Annuity Commencement Date shown on the Policy Data page. These payments will be made in accordance with the Payment of Policy Proceeds section of this contract. Payments will begin if the Annuitant is living and if this policy is in force on that date.

MAY THE ANNUITY COMMENCEMENT DATE BE DEFERRED?
Yes. If we agree, you may have the Annuity Commencement Date shown on the Policy Data page deferred. You must notify us in writing of your wish to defer, at least one month before the Annuity Commencement Date.

                           PAYMENT OF POLICY PROCEEDS

HOW ARE ANNUITY PAYMENTS MADE?
We will make annuity payments under the Life Income Payment Option. If the accumulation value of the policy is less than $2,000 on the Annuity Commencement Date, we will make payment in a lump sum.

HOW ARE PAYMENTS MADE UNDER THE LIFE INCOME PAYMENT OPTION?
We will make equal payments each month during the lifetime of the Annuitant. Once payments start, they do not change and are guaranteed for 10 years, even if the Annuitant dies sooner. We may require that the Payee submit proof of the Annuitant's survivorship as a condition to future payments.

HOW ARE LIFE INCOME PAYMENT AMOUNTS DETERMINED?
Payments are based on the annuity premium rate in effect when the first payment is due, but will not be less than the corresponding minimum amount shown in the Life Income Payment Option table. These minimum amounts are based on the 1983 Table a with Projection Scale G, and with interest compounded annually at 3%. When asked, we will state in writing what the minimum amount of each monthly payment would be under this provision. It is based on the sex and adjusted age of the Annuitant. To find the adjusted age in the year the first payment is due, we increase or decrease the Annuitant's age at that time, according to the following table:

1995 & 1996-2005   2006-2015  2016-2025  2026-2035   2036 &
& earlier                                             later
--------------------------------------------------------------------------------
+2          +1          0        -1        -2            -3
                                     LIFE INCOME PAYMENT OPTION TABLE
                                         (Minimum Monthly Payment
                             Guaranteed for 10 years for $1,000 of Proceeds)
--------------------------------------------------------------------------------
      Adjusted              Male                 Female
         Age

         60                 4.46                  4.03
         61                 4.55                  4.11
         62                 4.66                  4.19
         63                 4.76                  4.27
         64                 4.87                  4.37
         65                 4.99                  4.46
         66                 5.11                  4.57
         67                 5.24                  4.67
         68                 5.38                  4.79
         69                 5.52                  4.91
         70                 5.66                  5.04
         71                 5.81                  5.18
         72                 5.96                  5.32
         73                 6.12                  5.47
         74                 6.28                  5.63
         75                 6.45                  5.79
         76                 6.61                  5.96
         77                 6.78                  6.14
         78                 6.96                  6.32
         79                 7.13                  6.51
         80                 7.30                  6.70
         81                 7.46                  6.89
         82                 7.63                  7.07
         83                 7.78                  7.26
         84                 7.93                  7.44
         85+                8.07                  7.62

ARE THERE ANY OTHER METHODS OF PAYMENT?
You may elect to have the accumulation value paid to you in a lump sum or, if we agree, the proceeds may be placed under some other payment option.

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
WHEN ARE STATE PREMIUM TAXES DEDUCTED FROM YOUR POLICY?
When any amount is placed under a payment option, we may deduct from that amount any state premium tax that we are or were required to pay. We may also deduct any state premium tax that we are or were required to pay when the policy is surrendered for its accumulation value.

                          ANNUITANT, OWNER, BENEFICIARY

WHAT ARE THE RIGHTS OF OWNERSHIP OF THIS POLICY?
As the Owner, you have the right to change the Beneficiary or the Owner of this policy. These rights are nonforfeitable and also include the right to receive annuity payments or to name a payee to receive these payments.

MAY THE OWNER BE DIFFERENT THAN THE ANNUITANT?
Yes, but unless it is indicated on the Policy Data page, you are both the Annuitant and Owner of this policy.

HOW DO YOU CHANGE THE OWNER OF THE POLICY?
You may change the Owner of this policy, from yourself to a new Owner, in a notice you sign which gives us the facts that we need. This change will take effect as of the date we receive your signed notice, subject to any payment we made or action we took before recording the change. When this change takes effect, all rights of ownership in this policy will pass to the new Owner. Changing the Owner does not change the Beneficiary or the Annuitant.

MAY MORE THAN ONE BENEFICIARY BE NAMED?
Yes. You may name more than one Beneficiary in the application. Multiple Beneficiaries may be classified as first, second, and so on. If two or more are named in a class, their shares in any amount payable may be stated. Any amount payable to a Beneficiary will be applied to any first Beneficiaries who survive you. If no first Beneficiaries survive, payment will be made to any surviving in the second class, and so on. Those who survive in the same class have an equal share in any amount payable, unless the shares are stated otherwise.

MAY YOU CHANGE A BENEFICIARY?
You may change a Beneficiary, while the Annuitant is alive, in a signed notice that is satisfactory to us. When we record a change, it will take effect as of the date we receive your signed notice, subject to any payment we made or action we took before recording the change.

WHAT HAPPENS IF THE ANNUITANT DIES BEFORE THE ANNUITY COMMENCEMENT DATE?
When we have proof that the Annuitant has died before the Annuity Commencement Date, we will pay to the Beneficiary an amount equal to the greater of:

           (a) the accumulation value of this policy, or
           (b) the sum of all premiums paid for this policy, plus any additional purchase payments, less the amount of any withdrawals and any Surrender Charges assessed, less any rider premiums.

Payments will be made in a lump sum, or in accordance with the Beneficiary's election as provided for below. The accumulation value will be calculated as of the date we receive at our Home Office due proof of death and all requirements necessary to make the payment. This policy will end on such date. However, if you are not the Annuitant and the Annuitant was your spouse, you may elect, in writing, to continue the policy with you as the new Annuitant.

WHAT HAPPENS IF THE ANNUITANT DIES AFTER THE ANNUITY COMMENCEMENT DATE?
If the Annuitant dies before the end of the guaranteed period of the benefit payments, we will continue to make these payments to the Beneficiary for the remainder of the guaranteed period. No amount will be payable to a Beneficiary if you die after the end of a guaranteed period under any payment option.



993-190

WHAT HAPPENS IF YOU DIE BEFORE THE ANNUITY COMMENCEMENT DATE?
If you are not the Annuitant, and if you die before the Annuity Commencement Date, when we have proof that you have died we will pay to the Beneficiary an amount equal to the greater of:

           (a) the accumulation value of this policy, or

           (b) the sum of all premiums paid for this policy plus any additional purchase payments, less the amount of any partial withdrawals and any Surrender Charges assessed, less any rider premiums.

Payments will be made in a lump sum or in accordance with the Beneficiary's election as provided for below. The accumulation value will be calculated as of the date we receive at our Home Office due proof of death and all requirements necessary to make the payment. This policy will end on such date.

WHAT HAPPENS IF YOU DIE AFTER THE ANNUITY COMMENCEMENT DATE?
If you die before the Annuitant, we will make payment to the Beneficiary in an amount equal to the present value of remaining annuity payments under a fixed option or the current value of any amount remaining with us under a variable option. That amount will be determined based on the method, interest rate and mortality table used to determine the monthly annuity payment.

WHAT HAPPENS IF YOUR SPOUSE IS THE BENEFICIARY?
If your spouse is the Beneficiary and you die before the Annuity Commencement Date, the policy may be continued with your spouse as the new Owner. If you are also the Annuitant, your spouse will be the new Annuitant. If your spouse chooses to continue the policy, no death benefit proceeds will be paid as a consequence of your death.

DOES A BENEFICIARY HAVE TO ACCEPT THE ACCUMULATION VALUE OF THE POLICY AT YOUR DEATH?
Your Beneficiary is not required to accept the accumulation value of the policy if, while the Annuitant is alive, you or the Beneficiary (after your death), choose in a signed notice which gives us the facts that we need, to have all or part of this payment placed under the Life Income Payment Option or any other payment option, for the Beneficiary. Payment under any payment option must be for the life of the Beneficiary or for a number of years that is not more than the life expectancy of the Beneficiary, at the time of your death (as determined for federal tax purposes), and must begin within one year after your death.

WHAT HAPPENS IF A BENEFICIARY WHO IS RECEIVING ANNUITY PAYMENTS DIES?
Each remaining payment will be made to those Beneficiaries in the same class who are alive when that payment becomes due. If no Beneficiary for any amount payable, or for a stated share, survives you, the right to this amount or this share will pass to your estate. If any Beneficiary dies at the same time as you, or within 15 days after your death, but before we receive proof of your death, we will pay any amount payable as though that Beneficiary died first.

WHAT HAPPENS IF NO BENEFICIARY SURVIVES THE ANNUITANT?
If no Beneficiary for any amount payable is alive at the death of the Annuitant, the right to that amount or that share will pass to you or, in the case of your death, to your estate. Payment of the proceeds will be made in a lump sum to your estate.

                                    PAYMENTS
HOW ARE PAYMENTS CREDITED?
If your application can be accepted as received, the Initial Premium Payment will be credited within two Business Days after receipt. Additional payments will be credited to the policy as of the purchase date. The purchase date is the date on which the payment is received at our Executive Office or at a service office, unless it is received on a day which is not a business day. In that case, the purchase date will be the next business day. A business day is any day on which the New York Stock Exchange is open for trading with the exception of the Friday after Thanksgiving and the day before Christmas.




993-190

ARE THERE ANY LIMITATIONS REGARDING THE AMOUNTS AND FREQUENCY OF PREMIUM
PAYMENTS?
At any time before the Annuity Commencement Date, while the Annuitant is living and before settlement of the policy under the Payment of Policy Proceeds section, payments may be made at any interval and by any method we make available. The initial premium payment is the amount shown on the Policy Data page. The minimum payment you can make, as well as the frequency of the premiums, as stated in the application for this policy, are shown on the Policy Data page. We reserve the right to limit the dollar amount of any additional purchase payment.

HOW ARE FUNDS ALLOCATED TO INVESTMENT DIVISIONS? Payments may be applied to one or more of the Investment Divisions of the Separate Account and/or to the Fixed Account shown on the Policy Data page or to any other Separate Account Investment Division which may be established by us for this policy. The first payment will be allocated in its entirety to the Cash Management Investment Division until 15 days after the policy's date of issue. Thereafter, it and all later payments will be allocated as requested in the application, unless subsequently changed by you.

MAY THE ALLOCATION BE CHANGED?
The allocation for payments may be changed among the Investment Divisions and/or to the Fixed Account beginning 15 days after the Date of Issue shown on the Policy Data page. You must tell us in a notice you sign which gives us the facts that we need. Payments received after the date on which we receive your notice will be applied on the basis of the new allocation. You must indicate what percentage of each payment to allocate to the Fixed Account and/or each of the Investment Divisions (making a total of 100%). Each percentage may be either zero or any whole number. The minimum amount of a premium payment that may be allocated to any one Investment Division or to the Fixed Account is $25.

MAY THE CORPORATION TERMINATE THIS POLICY?
It may happen that no payment has been received for 2 or more years in a row and both (a) the total payments for this policy, less any partial withdrawals and any surrender charges, and (b) the accumulation value, are less than $2,000. If so, we have the right to terminate this policy by paying you the accumulation value in one sum. We will notify you of our intention to exercise this right and give you ninety days to make a payment.

                               ACCUMULATION VALUE

HOW IS YOUR POLICY'S ACCUMULATION VALUE CALCULATED?
On any day on or before the Annuity Commencement Date, the accumulation value of this policy is equal to:

           (a) the accumulation value of the Fixed Account: the payments allocated to and any amount transferred to the Fixed Account, plus interest credited on those payments and amounts; less any amount transferred from the Fixed Account, any prior partial withdrawals and any surrender charges on those withdrawals and any service charges; plus

           (b) the accumulation value of the Separate Account: the sum of the products of the current accumulation unit values for each of the Investment Divisions of the Separate Account multiplied by the number of accumulation units held in the respective Investment Divisions.

When you ask us, we will tell you how much accumulation value there is.

ARE ADMINISTRATIVE FEES DEDUCTIBLE FROM YOUR POLICY?
An annual administrative fee may be applicable if the accumulation value is less than $10,000 on any policy anniversary or the date of surrender. That charge, if any, will be the lesser of $30 or 2% of the accumulation value of the policy and it will be deducted on the policy anniversary or the date of surrender.




993-190

               SURRENDER CHARGES, DISTRIBUTIONS, AND WITHDRAWALS

WHEN CAN YOU MAKE A WITHDRAWAL OR SURRENDER THE POLICY?
At any time, on or before the Annuity Commencement Date, after this policy has an Accumulation Value, you may surrender it for that value, less any surrender charges that may apply. You may also elect to make a partial withdrawal for a selected amount or a percentage of the accumulation value.

HOW MAY FUNDS BE WITHDRAWN FROM THE POLICY?
You may request a withdrawal by sending us a written request at least 30 days before the Annuity Commencement Date, and while the Annuitant is living. The minimum amount you may withdraw is $500 unless we agree otherwise. You must tell us how it is to be allocated among the Fixed Account and/or the Investment Divisions. During the first nine policy years, a surrender charge will be assessed as shown on the Policy Data page, except as provided below. If your request for a partial withdrawal or surrender of the policy is greater than the amount in the Fixed Account and/or Investment Division, we will pay you the entire value of that Fixed Account and/or Investment Division, less any surrender charge that may apply.

WHEN WILL A WITHDRAWAL OR SURRENDER BE PROCESSED?
We will pay any withdrawals or surrender proceeds within seven days after we receive all the requirements that we need. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closing, or the Friday after Thanksgiving or the day before Christmas), or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer transfers among the Investment Divisions and to the Fixed Account, and determination or payment of withdrawals or surrender proceeds.

HOW MUCH IS THE SURRENDER CHARGE?
The amount of this charge, if any, will be a percentage, as shown on the Policy Data page, of the portion of the amount withdrawn or surrender proceeds which, when added to the amount of all prior withdrawals occurring during the current policy year, exceed ten percent (10%) of the current accumulation value of the policy. In no event will the aggregate surrender charge applied under the policy exceed 8.5% of the total payments.

ARE SURRENDER CHARGES EVER WAIVED?
Surrender charges may be waived for any Internal Revenue Service required minimum distribution from the accumulation value of this policy as calculated by us; if you choose to annuitize this policy after the first year; or if any of the conditions explained in the Bail-out provision specified in this policy are met. Surrender charges may also be waived under special circumstances described on any rider(s) that may be attached to this policy.

MAY PAYMENT OF A PARTIAL WITHDRAWAL OR  SURRENDER REQUEST BE DEFERRED?
When permitted by law, we may defer payment of any partial or full surrender request for up to six months from the withdrawal or surrender date. Interest will be paid on any amount deferred for 30 days or more. This rate will be at least 3.5% per year.

                                SEPARATE ACCOUNT

HOW IS THE SEPARATE ACCOUNT ESTABLISHED AND MAINTAINED?
We have established and maintained the Separate Account under the laws of the state of Delaware. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited or charged to it without regard to our other income.

HOW ARE THE SEPARATE ACCOUNT ASSETS INVESTED?
The Separate Account invests its assets in shares of one or more mutual funds. Fund shares are purchased, redeemed and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to add or remove any Investment Division of the Separate Account.

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
TO WHOM DO THE ASSETS IN THE SEPARATE ACCOUNT BELONG?
The assets of the Separate Account are our property. There are Separate Account assets which equal the reserves and other policy liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right to transfer assets of an Investment Division, in excess of the reserves and other policy liabilities with respect to that Investment Division, to another Investment Division or to our General Account.

HOW WILL THE ASSETS OF THE SEPARATE ACCOUNT BE VALUED?
We will determine the value of the assets of the Separate Account on each day during which the New York Stock Exchange is open for trading except for the Friday after Thanksgiving and the day before Christmas. The assets of the Separate Account will be valued at fair market value, as determined in accordance with a method of valuation which we established in good faith.

CAN WE TRANSFER ASSETS OF THE SEPARATE ACCOUNT TO ANOTHER SEPARATE ACCOUNT?
Yes. We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term "Separate Account", as used in this policy, shall then mean the separate account to which the assets were transferred.

WHAT OTHER RIGHTS DO WE HAVE?
We also reserve the right, when permitted by law, to:

     (a) de-register the Separate Account under the Investment Company Act of 1940;

     (b) manage the Separate Account under the direction of a committee at any time;

     (c) restrict or eliminate any of the voting rights of policyowners or other persons who have voting rights as to the Separate Account; and

     (d)  combine the Separate Account with one or more other separate accounts.

CAN A CHANGE IN THE INVESTMENT OBJECTIVE OR
STRATEGY OF THE SEPARATE ACCOUNT BE REQUIRED?
When required by law or regulation, an investment objective of the Separate Account may be changed. It will only be changed if approved by the appropriate insurance official of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state or the district in which this policy is delivered.

IF THE ASSETS IN THE SEPARATE ACCOUNT BELONG TO US, WHAT DO YOUR FUNDS PURCHASE? The interest of this policy in the Separate Account prior to the date on which the annuity benefit becomes payable is represented by accumulation units. The number of accumulation units purchased in an Investment Division will be determined by dividing the part of any payment or the part of any transfer applied to that Investment Division, by the value of an accumulation unit for that Division on the transaction date. Payments allocated to the Investment Divisions will be applied to provide accumulation units in those Investment Divisions.

WHAT ARE ACCUMULATION UNITS?
Accumulation units are the accounting unit used to calculate the policy value prior to the Annuity Commencement Date of the policy. The value of an accumulation unit in each Investment Division was established at $10, except for the Cash Management Account where it was established at $1, as of the date operations began for each Investment Division.

HOW IS THE VALUE OF AN ACCUMULATION UNIT
DETERMINED?
The value of an accumulation unit on any business day is determined by multiplying the value of that unit on the immediately preceding business day by the net investment factor for the valuation period. The valuation period is the period from the close of the immediately preceding business day to the close of the current business day. The net investment factor for this policy used to calculate the value of an accumulation unit in any Investment Division of the Separate Account for the valuation period is determined by dividing (a) by (b) and subtracting (c) from the result, where:



993-190

(a)      is the sum of:

         (1) the net asset value of a fund share held in the Separate Account for that Investment Division determined at the end of the current valuation period, plus

         (2) the per share amount of any dividend or capital gain distributions made by the fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the valuation period.

(b) is the net asset value of a fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding valuation period.

(c) is a factor representing the mortality and expense risk fee, and administrative charges. This factor is equal, on an annual basis, to 1.3% of the daily net asset value of a fund share held in the Separate Account for that Investment Division.

The net investment factor may be greater or less than one; therefore, the accumulation unit value may increase or decrease.

CAN YOU TRANSFER FUNDS BETWEEN INVESTMENT DIVISIONS AND TO THE FIXED ACCOUNT?

Yes. Transfers of accumulation units may be made between Investment Divisions of the Separate Account and to the Fixed Account.

HOW DO YOU TRANSFER ACCUMULATION UNITS BETWEEN INVESTMENT DIVISIONS AND TO THE FIXED ACCOUNT?

If you want to transfer accumulation units you must tell us in a notice you sign which gives us the facts that we need.

ARE THERE LIMITS ON WHAT YOU MAY TRANSFER?
Transfers must be made prior to 30 days before the Annuity Commencement Date. The minimum amount that can be transferred is the lesser of $500 or the value of all remaining accumulation units in the Investment Division. The Investment Division from which the transfer is being made must maintain a minimum balance of $500 after the transfer is completed. If, after a transfer, the value of the remaining accumulation units in an Investment Division would be less than $500, we have the right to include that amount as part of the transfer. There is no limit to the number of transfers that can be made. We reserve the right to apply a charge, not to exceed $30, for each transfer after the first twelve in a given policy year.

We reserve the right to limit the amount which may be transferred from the Separate Account Investment Divisions to the Fixed Account.

                                  FIXED ACCOUNT

WHAT IS THE FIXED ACCOUNT?
The Fixed Account is supported by assets of the Corporation that are not segregated in any of the separate accounts of New York Life Insurance and Annuity Corporation. Premiums applied to and any amounts transferred to the Fixed Account are credited with interest using a fixed interest rate. We will set a rate in advance to be effective on the first day of each calendar quarter. This rate will never be less than 3% per year. All payments applied to, or amounts transferred to, the Fixed Account during that calendar quarter receive the rate declared for that quarter until the end of the policy year. Thereafter, the rate applicable to those amounts will change on each Policy Anniversary. The new rate will be the rate we declare, in the calendar quarter in which the Policy Anniversary occurs.

WHAT IS THE BAIL OUT PROVISION AND HOW DOES IT WORK?
It may happen that the interest rate applicable to the accumulation value in the Fixed Account on a Policy Anniversary (the "current rate") is lower than the rate set for the immediately preceding Policy Anniversary



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(the "prior rate"). If so, you have the right to withdraw the accumulation value of the Fixed Account, on the date the rate was set, without a surrender charge if the current interest rate is more than 2.5% below the prior rate or the current rate is lower than the Minimum Bail Out Rate indicated in the Policy
Data page.

HOW DO YOU EXERCISE THE BAIL OUT?
To exercise the Bail Out provision we must receive your signed, written request for withdrawal of the accumulation value within 60 days following the date when the conditions described above were met.

CAN TRANSFERS BE MADE FROM THE FIXED ACCOUNT TO THE SEPARATE ACCOUNT?
Yes. Each policy year you may make transfers from the Fixed Account to the Separate Account Investment Divisions. Each transfer must be for an amount not less than $500 and the sum of all such transfers in a policy year may not be greater than 20% of the accumulation value in the Fixed Account at the beginning of that policy year.

HOW WILL WITHDRAWALS, TRANSFERS AND SURRENDER CHARGES BE DEDUCTED FROM THE FIXED ACCOUNT? Withdrawals, transfers and any applicable surrender charges will be deducted from the Fixed Account in the following sequence: first from the Fixed Account accumulation value of the contract as of the last Policy Anniversary and then from subsequent payments and transfers in the order received.

                               GENERAL PROVISIONS

WHAT CONSTITUTES THE ENTIRE POLICY?
The entire policy consists of this policy, any attached riders and endorsements, and the attached copy of the application. Only our Chairman, President, Secretary, or one of our Executive Officers may change the policy and then only in writing. No change will be made in the policy unless you agree to it in writing. No Agent is authorized to change this policy or to change or waive any provisions of this policy.

HOW IMPORTANT IS THE INFORMATION YOU PROVIDE IN THE APPLICATION FOR THIS POLICY? In issuing this policy, we have relied on the statements made in the application. All such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. No statement made in connection with the application will be used by us to void the policy unless that statement is a material misrepresentation and is part of the application.

WILL WE BE ABLE TO CONTEST THIS POLICY?
We will not contest this policy after it has been in force during the lifetime of the Annuitant for two years from the date of issue.

HOW ARE THE DATES REFERRED TO IN THIS POLICY MEASURED?
Policy years, months, and anniversaries are measured from the Policy Date, except where otherwise specified.

HOW IS A PERSON'S AGE CALCULATED FOR THE PURPOSE OF THIS POLICY?
In this policy when we refer to a person's age on any date, we mean his or her age on the birthday which is nearest that date.

WHAT HAPPENS IF IN THIS POLICY WE REFER TO A PERSON'S AGE OR SEX INCORRECTLY? If a date on the Policy Data page is based on an age that is not correct we may change the date to reflect the correct age. If the age or sex of the Annuitant displayed on the Policy Data page is not correct as stated, any amount payable under this policy will be what would have been purchased at the correct age and sex. If payments were made based on incorrect age or sex, we will increase or reduce a later payment or payments to adjust for the error. Any adjustment will include interest, at 3.5% per year, from the date of the wrong payment to the date the adjustment is made.

MAY YOU ASSIGN OR TRANSFER YOUR POLICY?
While the Annuitant is living, you may assign this policy or any interest in it. If you do this, your interest, and anyone else's is subject to that of the assignee. As Owner, you still have the rights of ownership that have not been assigned.


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MAY THE ASSIGNEE CHANGE THE OWNER, ANNUITANT OR BENEFICIARY?
No. An assignee cannot change the Owner, Annuitant or Beneficiary, and may not elect an alternative payment option. Any amount payable to the assignee will be made in one sum.

HOW DO YOU ASSIGN THE POLICY?
You must provide us with a copy of the assignment. We are not responsible for the validity of any assignment. Any assignment will be subject to any payment previously made by us or any other action we may take before we record the assignment.

ARE THE PAYMENTS MADE UNDER THE TERMS OF THIS POLICY PROTECTED AGAINST
CREDITORS?
Payments we make under this policy are to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

TO WHOM SHOULD PAYMENTS FOR THIS POLICY BE MADE?
Any payments made to us by check or money order must be payable to New York Life Insurance and Annuity Corporation. When asked, we will give a countersigned receipt, also signed by our President or Secretary, for any payment made to us.

HOW IS INTEREST CALCULATED?
All guaranteed accumulation values referred to in this policy are based on interest compounded annually at 3%. Each value is at least as much as the value the law requires.

IS THIS POLICY SUBJECT TO ANY LAW?
This policy is subject to all laws which apply.

ARE THERE ANY DIVIDENDS PAYABLE UNDER THIS POLICY?
No.  This is a non-participating policy; therefore, no dividends are payable.










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NEW YORK LIFE INSURANCE
AND ANNUITY CORPORATION

Executive Office - 51 Madison Avenue
New York, NY 10010

A Stock Company Incorporated in Delaware

FLEXIBLE PREMIUM MULTI-FUNDED VARIABLE RETIREMENT ANNUITY

Monthly Annuity Payments Begin on the Annuity Commencement Date.
Premiums May be Paid During the Annuitant's Lifetime.
Benefits Based on the Performance of the Separate Account are Variable and are not Guaranteed as to Dollar Amount.

This Policy is Non-Participating.






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